EXHIBIT 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT entered into as of the 30th day of September, 2005 (the “Effective Date”) by and between DEGUSSA WALL SYSTEMS, INC., a Delaware corporation ("Degussa") and JUST-RITE SUPPLY, INC., a Florida corporation (“Just-Rite”).  Degussa and Just-Rite may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

R E C I T A L S:

A.

Degussa and an affiliate of Just-Rite Supply, Inc. entered into that certain Asset Purchase Agreement as of July 25, 2005 (“Purchase Agreement”), whereby Degussa purchased certain of the assets associated with the manufacturing operations of Acrocrete, Inc. and the Acrocrete products produced in Acrocrete’s Kennesaw, Georgia manufacturing facility.

B.

Following the closing of the Purchase Agreement, Degussa will manufacture those certain Acrocrete products under the trade name “Acrocrete” as identified on Exhibit “A” hereto which were previously manufactured by Acrocrete, Inc. immediately prior to such closing (the “Products”).

C.

Degussa desires to appoint Just-Rite as its exclusive distributor of the Products in the States of Alabama, Florida, Georgia, Louisiana and Mississippi (the “Territory”) and Just-Rite has agreed to serve as the exclusive distributor of the Products in the Territory, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Recitations.  The above recitations are true and correct and are incorporated herein by this reference.

2.

Appointment.  Degussa hereby appoints Just-Rite as its exclusive distributor of the Products in the Territory.  Just-Rite shall have the exclusive right to sell to, solicit and take orders from customers within the Territory for the Products.  Just-Rite accepts such appointment and agrees to act as exclusive distributor within the Territory.  In connection therewith, Just-Rite agrees not to purchase products and supplies of other manufacturers for sale in the Territory that perform the same purpose as the Products, so long as the Products are available for purchase from Degussa.  Such exclusivity shall not impair Just-Rite’s ability to sell products which are manufactured by its affiliates.

3.

Right of First Refusal.  During the term hereof, Degussa hereby grants to Just-Rite a Right of First Refusal to serve as the exclusive distributor in North Carolina or South Carolina, as the case may be, in the event either B&L in South Carolina or AllSouth in North Carolina ceases to be an exclusive distributor of the Products, and in the event Just-Rite, within a reasonable time of giving Degussa notice of its intention to do so, establishes a full service distribution facility (“New Territories”).  Just-Rite shall notify Degussa of the establishment of a new facility.  Upon such notification, and upon approval by Degussa based on the other conditions set forth in this Section 3, Just-Rite shall become the exclusive distributor for Products for the New Territories.

4.

Just-Rite Duties.  Just-Rite agrees to use it best efforts to actively and diligently promote and sell the Products in the Territory.  Just-Rite shall purchase one hundred percent (100%) of its requirements of the Products from Degussa.  Just-Rite shall solicit and take orders from their potential customers at prices to be established from time to time by Just-Rite and on the terms and conditions specified by Just-Rite.   Decisions regarding customer credit and all matters relating to billing shall be made only by Just-Rite.

5.

Degussa Duties.  Degussa shall use its best efforts to continuously and timely manufacture Products during the Term (as hereinafter defined) sufficient to meet the demands of Just-Rite.  Degussa shall sell to Just-Rite the Products upon the terms hereof and shall ship such Products to Just-Rite in a timely and commercially reasonable manner; provided, however, that Just-Rite shall be current under the payment terms set forth herein.  Degussa agrees that it will refer any inquiries of purchases of Products directly to Just-Rite as its exclusive distributor within the Territory.  Degussa will ship the Products FOB Degussa’s facility.  Just-Rite may give to Degussa direction for direct shipment from time to time to Just-Rite’s customers.  Upon receipt of such directions, Degussa agrees to directly ship the Products in accordance therewith and charge Just-Rite the cost of shipping.  Degussa shall provide to Just-Rite marketing materials, sales and product literature and general sales and marketing support comparable to the materials, literature and support provided by Degussa to distributors of its other product lines such as Finestone, Senergy and Sonowall Stucco Systems (the “Other Product Lines”).

6.

Trademark.  Degussa hereby grants to Just-Rite, a royalty free license to use the trademark “Acrocrete” (the “Trademark”) on and in connection with the promotion and sale of Products.  Such use shall at all times meet such commercially reasonable requirements with respect to style, appearance and quality as Degussa may establish from time to time to ensure that the standards of all products and promotions using the Trademark shall be maintained.  Just-Rite expressly agrees that it shall not have any right, title or interest in the Trademark, except as otherwise provided herein.  Nothing in this Agreement shall be construed to grant or assign to Just-Rite any additional right, title or interest in said Trademark.  Degussa makes no representation or warranty with respect to the ownership of any rights relating to the Trademark.

7.

Price of Products.  All sales of the Products by Degussa to Just-Rite shall be made at the pricing as set forth on Exhibit B.  Such pricing shall remain unchanged for a period of one year from the Effective Date.  After the one-year anniversary of the Effective Date, Degussa shall have the right to increase prices for the Products at a level commensurate with increases to Degussa’s Other Product Lines.

8.

Payment.  Payment for Products purchased by Just-Rite shall be paid two percent (2%) ten (10), net thirty (30) days.  All payments shall be paid to Degussa at the address indicated in the Notices section indicated below or such other address that Degussa shall provide to Just-Rite from time to time during the term of this Agreement.  In the event of termination of this Agreement all sums then unpaid shall continue to be payable on the terms and conditions set forth herein.

9.

Title and Risk of Loss.  Title and risk of loss or damage to Products shall pass from Degussa to Just-Rite upon delivery to the carrier at Degussa’s manufacturing facility.

10.

Minimum Purchase Requirements.

During the Term of this Agreement, and so long as Degussa continues to manufacture Products in sufficient quantity, Just-Rite shall purchase a minimum of Sixteen Million Dollars ($16,000,000) of Products and any other products sold or to be sold by Degussa during the Term, including Acrodry (“Degussa Products”) from Degussa (the “Purchase Requirement”).  In the event Just-Rite purchases less than the Purchase Requirement during the Term, then the following conditions shall apply:

(a)

If Just-Rite purchases $12,000,000 in Products or less during the Term, then Just-Rite shall pay Degussa, not more than thirty (30) days after the expiration of the Term, a total of $2,300,000, representing a refund of the purchase price under the Purchase Agreement, plus thirty percent (30%) of the difference between $12,000,000 and $16,000,000.

(b)

If Just-Rite purchases less than $16,000,000 but more than $12,000,000 in Products during the Term, then Just-Rite shall pay Degussa, not more than thirty (30) days after the expiration of the Term, an amount equal to thirty percent (30%) of the difference between $16,000,000 and the amount of Just-Rite’s purchases during the Term.  The amounts payable by Just-Rite in accordance with Sections 10(a) or (b) in the event that Just-Rite does not satisfy the Purchase Requirement shall be referred to herein as the “Shortfall Requirement.”

(c)

If Just-Rite’s purchases during the Term fall within the range contemplated in 10(b), above (i.e., more than $12,000,000, but less than $16,000,000), then Just-Rite may elect, within five business days of the expiration of the Term, to extend the Term for one additional period of two years (the “Extended Term”).  During the Extended Term, Just-Rite may “earn back” an amount up to the Shortfall Requirement owed under the calculation described in Section 10(b), above.  The “earn back” shall be earned by way of a commission (the “Commission”) of thirty percent (30%) of the amount by which Just-Rite’s purchases during the Extended Term exceeds two times the annual average of purchases during the Term.  At the end of the Extended Term, Just-Rite shall continue to be obligated to pay the difference between the Commission and the Shortfall Requirement set forth in Section 10(b), above.

Open orders, not filled by Degussa on account of non-payment or other failures by Just-Rite to fulfill its obligations hereunder shall not be counted toward the Purchase Requirement.  Orders made by Just-Rite which are not fulfilled by Degussa when Just-Rite is not in default hereunder shall count toward the Purchase Requirement, provided that such unfilled orders shall have a thirty-day lead time and cannot represent more than four percent (4%) of the Purchase Requirement.

11.

Compliance with the Laws.  Each Party agrees to comply with all applicable laws and regulations relating to the manufacture, sale and distribution of Products.

12.

Independent Contractor.  In performing any services hereunder, Just-Rite shall operate as an independent contractor.  This Agreement shall not be deemed to create or constitute a fiduciary relationship, partnership or joint venture between Degussa and Just-Rite.  Neither party hereto shall have any authority to make contracts in the name of, or be binding on, the other party or to otherwise pledge the other party's credit.

13.

Governmental Approvals.  Each party shall be responsible for their respective governmental approvals related to the manufacture, distribution and sale of Products within the Territory.

14.

Term.

(a)

Term.  This Agreement shall commence on the Effective Date, and shall terminate at the end of three (3) years (the “Term”), unless extended in accordance with Section 10 herein (the “Extended Term”) or otherwise terminated pursuant to the provisions hereof.

(b)

Automatic Extensions.  This Agreement shall be automatically extended for successive one (1) year periods at the end of the initial and each extended Term, unless either party provides written notice of termination to the other party at least one hundred twenty (120) days prior to the expiration of the initial or such extended term, respectively.

(c)

Termination by Degussa.  Degussa may terminate this Agreement prior to the end of the Term hereof, upon one hundred twenty (120) days written notice for any default upon Just-Rite’s failure to cure any default of any term, provision or obligation of this Agreement within such notice periods.

(d)

Termination by Just-Rite.  Just-Rite may terminate this Agreement prior to the end of the Term hereof upon one hundred twenty (120) days written notice for any default upon Degussa’s failure to cure any default of any term, provision or obligation of this Agreement within such notice periods.

(e)

Liability upon Default.  Except as otherwise set forth in the Purchase Agreement, upon termination, the non-defaulting party shall not have any further liability to the defaulting party, except any obligations or liabilities, if any, which accrued before the termination date.

(f)

Post Termination.  Upon termination of this Agreement, all rights of Just-Rite to use the Tradename shall terminate, except for the completion of orders and contracts already made and to sell the remaining balance of Product Just-Rite has in inventory as of the date of the termination. All Degussa property in the possession of Just-Rite shall be returned to Degussa upon the effective date of such termination.  All other obligations of the parties that are intended to survive the termination of this Agreement shall remain in full force and effect.

15.

Product Standards.  Degussa agrees and acknowledges the importance of maintaining the Product standards and quality of production as exist on the date hereof.  In accordance therewith Degussa agrees to maintain the Products standards and to support the

Tradename in a commercially reasonable manner.  Such Product standards shall include maintenance of all existing approvals of all applicable building code within the Territory and enhancing Product Standards to meet all other building codes that may arise hereafter similar to the enhancements on Other Product Lines.

16.

Claims and Warranties.

(a)

Degussa warrants to Just-Rite that the Products to be sold pursuant to the terms of this Agreement will at the time of delivery conform to the published specifications applicable to the Products (the "Specifications"). Degussa reserves the right to modify, change or alter the specifications as it deems reasonably appropriate or necessary.  Degussa warrants that the Products which are to be sold pursuant to the terms of this Agreement will be free from defects in the manufacture of material and will perform as stated by Degussa, if used in accordance with Degussa's published specifications applicable to the Product or Products sold, and the purpose for which the Products are intended to be used, if sold and used prior to their respective shelf expiration dates.  Degussa further warrants that the Products will be manufactured in accordance with applicable federal, state and local laws, regulations and orders.  Degussa disclaims all responsibility or liability with respect to, or arising from, any circumstances not related solely or principally to the manufacture of the Products.  Degussa reserves the right to have the true cause of any claimed defect determined by accepted industry test methods.  Any attempt to remedy or correct a claimed defect by persons or entities not authorized to perform such work by Degussa shall void this warranty.

(b)

THE FOREGOING WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES AND GUARANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DEGUSSA BE LIABLE OR OBLIGATED FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY. IN NO EVENT SHALL THE LIABILITY OF DEGUSSA FOR ANY BREACH OF CONTRACT OR WARRANTY EXCEED THE PURCHASE PRICE FOR THE PRODUCTS IN QUESTION.

(c)

All claims made pursuant to this warranty must be received in writing by Degussa within a reasonable period of time after the date the defect was discovered, or through the exercise of reasonable inspection should have been discovered, but in no event shall any claim be recognized based on a claimed defect outside the time frame expressly set forth in the written warranty.

(d)

If Just-Rite or its customer elects to use a Products in an application other than as recommended in writing by Degussa for such Products, then and in such event Degussa shall have no responsibility, obligation or liability in that regard.

(e)

Notwithstanding anything herein to the contrary, Degussa shall provide express written warranties comparable to Degussa’s warranties for its Other Product Lines.

17.

Representations.  Each Party hereby represents, warrants and covenants to the other as follows:

(a)

Right, Power and Authority.  It has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

(b)

Binding Obligation.  This Agreement constitutes a valid and binding obligation on it, enforceable in accordance with its terms.

(c)

No Consent of Third Parties Needed.  No consent of any trustee or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement,

(d)

No Proceedings Pending.  There is no action or proceeding pending or in so far as it knows or ought to know threatened against it before any court, administrative agency or other tribunal which might have a material adverse effect on its business or condition, financial or otherwise, or its operation of any business.

(e)

Not Contravene Any Law.  Neither the execution nor the delivery of this Agreement by it nor its fulfillment of or compliance with the terms and provisions hereof shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it..

18.

Insurance.  Degussa shall, at all times during the term of this Agreement, maintain in force, at its sole expense, comprehensive public product liability insurance, including insurance against claims for property damage caused by, or occurring in conjunction with the Products.  Such insurance shall be maintained in the sum of $2,000,000 for product liability. Such insurance shall name Just-Rite as an additional insured under the policies.  Just-Rite shall, at all times during the Term of this Agreement, maintain in force, at its sole expense, commercial general liability insurance in a coverage amount equal to $2,000,000.  Such insurance shall name Degussa as an additional insured under the policy.

19.

Indemnification.

(a)

Just-Rite Indemnification.  Just-Rite shall indemnify and hold Degussa, its employees and agents harmless from and against all Damages (as hereinafter defined) arising out of or resulting of any action taken by Just-Rite its employees or agents in furtherance of this Agreement.

(b)

Degussa Indemnification. Degussa shall indemnify and hold Just-Rite, its affiliates and their respective employees and agents harmless from and against all Damages arising out of or resulting from Products sold by Just-Rite, including any claims relating to product liability or defective Products or from the action or inaction of Degussa in furtherance of this Agreement

(c)

Damages.  Damages is defined as all actual damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages incurred or suffered by the Indemnitee

(d)

Claims for Indemnification.  If a claim for Damages (a “Claim”) is to be made by any Party hereto (the “Indemnitee”), such Indemnitee shall give written notice (a “Claim Notice”) to the other Party (the “Indemnitor”) as soon as practicable after the Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Agreement.  In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a “Third-Party Claim”), (i) the Indemnitor shall be entitled, if it so elects, at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof by appropriate actions or proceedings, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnitee to handle and defend the same, and (ii) the Indemnitor shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.  In the event the Indemnitor elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 19, the Indemnitee may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim.  If the Indemnitor fails to assume the defense of such Third-Party Claim in accordance with this Agreement within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnitee shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s sole cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnitor; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.  In the event the Indemnitor assumes the defense of the claim, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnitee assumes the defense of the claim, the Indemnitee shall keep the Indemnitor reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnitor shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 19 and for any final judgment (subject to any right of appeal), and the Indemnitor agrees to indemnify and hold harmless Indemnitee from and against any and all Damages by reason of such settlement or judgment.

(e)

Suit to Enforce Rights.  If Indemnitee has not received full indemnification within thirty (30) days after making a demand and Indemnitor does not provide written notice disputing such indemnification rights, Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing an action in any court of competent jurisdiction over the subject matter thereof and in which venue is proper, seeking an initial determination by the court or challenging a determination by the Indemnitors refusing indemnification.  The Indemnitor shall pay to the Indemnitee for all expenses including attorney's fees that are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for indemnification or payment of expenses by the Indemnitor under this Agreement.

(f)

Equitable Relief.  The parties agree and acknowledge that the indemnification provided for under this Agreement is unique, and that the parties hereto may obtain relief by way of injunction, specific performance and such other equitable relief to which they may be entitled.

20.

Confidentiality.  The provisions of this Section 20 shall survive the term hereof and shall be enforceable by the respective Parties by injunctive relief, without prejudice to the non-breaching Party’s other rights under this Agreement, by law or in equity.  In consideration for this Agreement and each Party’s performance hereunder, the parties agree as follows:

(a)

Each party may have access to certain of the other Party’s trade secrets, including but not limited to: business research, new product lines and objective strategies; sales; profits; pricing methods and other unpublished financial or pricing information; yields; facilities; methods and systems; customer and vendor lists; detailed information regarding customer requirements; customer preferences and modes of operation; key customer contracts; customer business habits and customer business plans (collectively, the “Confidential Information”).

(b)

Each Party agrees and acknowledges that they may not disclose to others or otherwise use for its own purposes, such Confidential Information of the other Party without the prior written consent of the Party who owns such Confidential Information; provided that such Party is free to use any information which is already in the public domain;

(c)

Each Party agrees that the term Confidential Information shall also apply to any trade secrets of any other company or third party with which such possessing Party has entered into a confidentiality Agreement related to such trade secrets to the extent such Party is bound thereby.

(d)

Upon termination of this Agreement, all Confidential Information shall be promptly returned to the owner of such Confidential Information, including any and all blueprints, drawings, manuals, letters, notes, notebooks,, reports and all other materials of a secret or confidential nature about the other Party’s business or their respective parents or affiliates.

21.

Full Disclosure.  All parties hereto acknowledge and agree that they and their respective counsel have had an opportunity to make detailed inquiry and investigation of all relevant facts and matters related to this Agreement and each other.  Each party agrees that they have not relied upon any representation, warranty or other information given or made by any other party hereto and has had the right and opportunity to satisfy themselves as to all matters related to the subject matter hereof.  Each party agrees that they have sufficient knowledge and experience, or have relied upon their own experts, in making the decision to enter into this Agreement.

22.

Regulatory Approval.  Each party agrees to take such further actions and execute such further instruments as may be required to obtain approval or consent of the matters contained herein by all federal, state and local governmental authorities, if such approval or consent is required.

23.

Force Majeure.  Each Party shall not be deemed to have defaulted or failed to perform hereunder if such Party’s inability to perform or default shall have been caused by an event or events beyond the control and without the fault of such Party, including without limitation, acts of government, embargoes, fire, flood, hurricanes, explosions, act of God or a public enemy, strikes, labor disputes, vandalism, civil riots or commotions, or the inability to procure necessary raw materials, supplies, or equipment.

24.

Severability.  In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

25.

Jurisdiction and Venue.  The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Jacksonville, Florida and that, therefore, each party irrevocably and unconditionally agree that:

(a)

any suit, action or legal proceeding arising out of or relating to this Agreement and the subject matter thereof shall be brought in the courts of record of the State of Florida in Duval County or the United States District Court Northern District of Florida,

(b)

consents to the jurisdiction of each such court in any suit, action or proceeding, and

(c)

waives any objection to the venue of any suit, action or proceeding in any such court.

26.

Further Assurances.  Each of the parties hereto agree that they will take such further action and execute all such further papers, documents and instruments as may be necessary or reasonably required by either of them to carry into effect the purposes and terms, conditions and provisions of this Agreement.

27.

Notice.  Any and all notices required or permitted to be served pursuant to the terms of this Agreement shall be in writing and shall be served (a) in person, (b) by hand delivery (c) via overnight delivery service by a nationally recognized service, (d) by facsimile, or (e) by registered or certified mail return receipt requested and postage pre-paid, as follows:

Degussa:

3550 St Johns Bluff Road

Jacksonville, Florida 32225

Telephone (904) 996-6345

Facsimile (904) 996-6061

Attention: Mr. Bill Kasik

With a copy to:

Degussa Corporation

23700 Chagrin Blvd.

Cleveland, OH 44122

Attn: Associate General Counsel

Fax No.: 216-839-8813

Just-Rite:

1259 N. W. 21st Street

Pompano Beach, Florida  33069

Telephone (954) 917-7665

Facsimile (954) 917-2775

Attention: Stephen Brown

or to such other address or facsimile number as the parties shall designate in writing.  Notice shall be deemed given three days after deposit in the United States Mail if sent registered or certified mail or upon receipt for any other form of delivery.

28.

Attorneys' Fees.  In the event of any litigation arising out of this Agreement, the prevailing parties in such suit or proceedings shall be entitled to receive from the non-prevailing parties all costs of prosecuting or defending such suit or proceedings, including, without limitation, reasonable attorneys' fees at trial and all appellate levels.

29.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of all parties hereto and their respective legal representatives, heirs, successors and permitted assigns.  This Agreement may not assigned whether by contract, operation of law or otherwise by either party without prior written consent of the other party, provided, however Degussa may, upon thirty (30) days' prior written notice, assign this Agreement to (a) a purchaser of substantially all of the assets or capital stock of Degussa or (b) an affiliate of Degussa, provided however in the event of an assignment to or merger with an affiliate, the surviving entity shall remain liable for performance hereunder.

30.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

31.

Construction of Agreement.  This Agreement shall not be construed more strictly against one Party than against the other merely by virtue of the fact that it may be prepared by counsel for one of the Parties, it being recognized that all the parties hereto have contributed substantially materially to the preparation of this Agreement.

32.

Entire Agreement.  This Agreement contains the sole and only agreement between the Parties with respect to the subject matter hereof and prior discussions, writings, proposals, letters of intent, oral representations and the like are merged herein.

33.

Execution by All Parties.  This Agreement shall have no force and effect unless and until it is executed by all of the Parties hereto.

34.

Amendments.  This Agreement may be amended only by an instrument in writing executed by the parties to be burdened hereby.

35.

Costs and Expenses.  Except as otherwise provided in this Agreement, each of the Parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to legal fees and accounting fees.

36.

Remedies.  The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies.  Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

37.

Exhibits.  The Exhibits referred to herein are incorporated herein by this reference.

38.

Waiver.  Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

39.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

40.

Captions.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

DEGUSSA WALL SYSTEMS, INC., a

Delaware corporation

By: /S/ WILLIAM R. KASIK

Name: WILLIAM R. KASIK

Title: President

JUST-RITE SUPPLY, INC., a Florida

corporation

By:/S/ HOWARD L. EHLER

Name: HOWARD L. EHLER, JR

Title: Vice President